                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                               Commission File Number: 000-23023

                          MMC NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

       1144 E. Arques Avenue, Sunnyvale, California 94085 (408) 731-9333 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.001 par value
           (Title of each class of securities covered by this Form)

                                     None
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [x]           Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6           [ ]

   Approximate number of holders of record as of the certification or notice date: 115

        Pursuant to the requirements of the Securities Exchange Act of 1934, MMC Networks, Inc. has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: October 25, 2000                By: /s/ Douglas Spreng
                                          ______________________________
                                          Douglas Spreng
                                          Chief Executive officer and President